Amended and Restated
Schedule B
to the
Distribution Agreement
by and between
Stewart Capital Mutual Funds
and
UMB Distribution Services, LLC

FEES

[Schedule of Fees and Expenses Redacted]

STEWART CAPITAL MUTUAL FUNDS
(“the Trust”)

By:	/s/ Malcolm Polley
Malcolm Polley
President

UMB DISTRIBUTION SERVICES, LLC
(“Distributor”)

By:	/s/ Maureen A. Quill
Maureen A. Quill
President